Exhibit 99.1

Business

Background

On May 3, 2023, the Company completed its previously announced Merger with Prairie LLC pursuant to the terms of the Merger Agreement, pursuant to which, among other things, Merger Sub merged with and into Prairie LLC, with Prairie LLC surviving and continuing to exist as a Delaware limited liability company and a wholly-owned subsidiary of the Company.

Upon consummation of the Merger, the Company changed its name from “Creek Road Miners, Inc.” to “Prairie Operating Co.” The Company traded under its former name and ticker symbol “CRKR” until October 16, 2023. Our Common Stock is listed on the OTCQB under the symbol “CRKRD,” a transitionary ticker symbol. The Company expects to commence trading under “PROP” on or about November 14, 2023, following the 20 trading day transition period. On November 1, 2023, the closing price of our Common Stock was $15.05.

Prior to the consummation of the Merger, the Company effectuated the Restructuring Transactions in the following order and issued an aggregate of 3,375,288 shares of Common Stock (excluding shares reserved for issuance and unissued subject to certain beneficial ownership limitations) and 4,423 shares of Series D Preferred Stock:

(i) the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, plus accrued dividends, were converted, in the aggregate, into shares of Common Stock;

(ii) the Original Debentures, plus accrued but unpaid interest and a 30% premium, were exchanged, in the aggregate, for (a) the AR Debentures in the principal amount of $1,000,000 in substantially the same form as their respective Original Debentures, (b) shares of Common Stock and (c) shares of Series D Preferred Stock;

(iii) accrued fees payable to the Board in the amount of $110,250 were converted into shares of Common Stock;

(iv) accrued consulting fees of the Company in the amount of $318,750 payable to Bristol Capital were converted into shares of Common Stock; and

(v) all amounts payable pursuant to certain convertible promissory notes were converted into shares of Common Stock.

Prior to the Closing, the Company’s then-existing warrants to purchase shares of Common Stock, warrants to purchase shares of Series B Preferred Stock and options to purchase shares of Common Stock were cancelled and retired and ceased to exist without the payment of any consideration to the holders thereof.

At the Effective Time, all membership interests in Prairie LLC were converted into the right to receive each member’s pro rata share of 2,297,669 shares of Common Stock.

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At the Effective Time, the Company assumed and converted options to purchase membership interests of Prairie LLC outstanding and unexercised as of immediately prior to the Effective Time into Non-Compensatory Options to acquire an aggregate of 8,000,000 shares of Common Stock for $0.25 per share, which are only exercisable if specific production hurdles are achieved, and the Company entered into the Option Agreements with each of Gary C. Hanna, Edward Kovalik, Paul Kessler and a third-party investor. An aggregate of 2,000,000 Non-Compensatory Options are subject to be transferred to the PIPE Investors, based on their then percentage ownership of Series D Preferred Stock to the aggregate Series D Preferred Stock outstanding and held by all PIPE Investors as of the Closing Date, if the Company does not meet certain performance metrics by May 3, 2026.

In addition, in connection with the Closing of the Merger, the Company consummated the purchase of oil and gas leases, including all of Exok’s right, title and interest in, to and under certain undeveloped oil and gas leases located in Weld County, Colorado, together with certain other associated assets, data and records, consisting of approximately 3,157 net mineral acres in, on and under approximately 4,494 gross acres from Exok for $3,000,000 pursuant to the Exok Agreement.

On August 1, 2023, all compensatory options that survived the Merger expired.

On August 30, 2023, the Company, Gary C. Hanna, Edward Kovalik, Bristol Capital and Georgina Asset Management, LLC (“Georgina Asset Management”) entered into a non-compensatory option purchase agreement, pursuant to which Georgina Asset Management agreed to purchase, and each of Gary C. Hanna, Edward Kovalik and Bristol Capital (collectively, the “Sellers”) agreed to sell to Georgina Asset Management Non-Compensatory Options to acquire an aggregate of 200,000 shares of Common Stock for an aggregate purchase price of $2,000 (the “Option Purchase”). The Option Purchase closed on August 30, 2023. In connection with the Option Purchase, the Company entered into an amendment to the Option Agreements with each of the Sellers (or an assignee thereof) to reflect that each Seller owns a lesser number of Non-Compensatory Options after the Option Purchase.

On September 18, 2023, the Company submitted its initial permit application with the Colorado Energy and Carbon Management Commission for the Genesis Oil & Gas Development Plan (“OGDP”) in Weld County, Colorado. The Genesis OGDP encompasses seventy-two (72) wells on two (2) pads, developing 9-square miles of subsurface minerals in rural Weld County, Colorado. The two (2) pads, the Burnett and Oasis, will develop eighteen (18) three-mile lateral wells and fifty-four (54) two-mile lateral wells, respectively.

On October 13, 2023, the holders of the AR Debentures elected to convert their AR Debentures into an aggregate of 400,667 shares of Common Stock.

On October 16, 2023, the Company effected the Reverse Stock Split at a ratio of 1:28.5714286. The share counts listed above have been retroactively adjusted to reflect the Reverse Stock Split. The following table shows the share counts before and after the Reverse Stock Split:

Source of shares	Shares prior to Reverse Stock Split	Shares following Reverse Stock Split
Restructuring Transaction	96,436,808	3,375,288
Merger Consideration	65,647,676	2,297,669
Shares underlying Series D Preferred Stock	99,292,858	3,475,250
Shares underlying Series D A Warrants	99,292,858	3,475,250
Shares underlying Series D B Warrants	99,292,858	3,475,250
Shares issued to Exok in the Exok Option Purchase	19,157,123	670,499
Shares underlying Exok Warrants	19,157,123	670,499
Shares issued to the Series E PIPE Investor	1,131,856	39,614
Shares underlying Series E Preferred Stock	114,285,714	4,000,000
Shares underlying Series E A Warrants	114,285,714	4,000,000
Shares underlying Series E B Warrants	114,285,714	4,000,000
Shares issued upon conversion of AR Debentures	11,447,619	400,667

In addition, the exercise prices and conversion rates of the Preferred Stock and Warrants were adjusted pursuant to their respective terms to reflect the Reverse Stock Split. The following table shows the applicable exercise prices and conversion rates before and after the Reverse Stock Split:

Securities	Pre-Split Conversion Rate or Exercise Price, as applicable	Post-Split Conversion Rate or Exercise Price, as applicable
Series D A Warrant	$0.21	$6.00
Series D B Warrant	$0.21	$6.00
Series D Preferred Stock	$0.175	$5.00
Exok Warrant	$0.2620	$7.4857
Series E A Warrant	$0.21	$6.00
Series E B Warrant	$0.21	$6.00
Series E Preferred Stock	$0.175	$5.00

The retroactive impact of the Reverse Stock Split on our financial statements as of and for the year ended December 31, 2022 and the six months ended June 30, 2023 is reflected in the unaudited pro forma condensed combined financial statements included herein. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

Nature of Business

E&P

We are engaged in the development, exploration and production of oil, natural gas, and NGLs with operations focused on unconventional oil and natural gas reservoirs located in Colorado focused on the Niobrara and Codell formations. All of the Company’s E&P assets were acquired in the Exok Transaction and Exok Option Purchase and consist of certain oil and gas leasehold interests with no existing oil and gas production or revenue. Our current activities are focused on obtaining requisite permits to begin drilling wells and, as such, we have no current drilling or completion operations.

The Exok Assets

Prairie acquired the following assets from Exok in the Exok Transaction and the Exok Option Purchase:

●	all of Exok’s right, title and interest in, to and under the fee oil and gas leases described more particularly in the Exok Agreement, including all working interests, operating rights, record title interests and other interests of every kind and character (the “Fee Leases”), that include and convey no less than a 75% net revenue interest (“NRI,” being the share of production of all hydrocarbons produced, saved and sold, after all burdens, such as royalty and overriding royalty, have been deducted from the working interest) in each Fee Lease;

●	all of Exok’s right, title and interest in, to and under the State of Colorado Oil and Gas Lease described more particularly in the Exok Agreement, including all working interests, operating rights, record title interests and other interests of every kind and character (the “State Leases”), that include and convey no less than a 77.5% NRI in the State Leases;

●	100% of Exok’s leasehold interest (Fee Leases and State Leases collectively referred to as the “Leases”) in approximately 23,485 net mineral acres in, on and under approximately 37,189 gross acres located in Weld County, Colorado, as described more particularly in the Exok Agreement (the “Lands”);

●	to the extent transferable, Exok’s interests in and under all contracts, agreements and instruments by which the other Exok Assets are bound or that relate to or are used or useful in connection with the ownership, development or operation of the Leases or the Lands, to the extent applicable to the Leases or Lands, including all surface use agreements, surface rights, surface permits and other similar rights and instruments; and

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●	all of Exok’s records, files and geological and geophysical data directly related to the Exok Assets, including without limitation all seismic data and interpretations thereof, logs, core analyses, formation tests, films, surveyors’ notes, plane table sheets, shot point data bases, land files, contract files, lease files, title files (including title reports, title opinions, runsheets, abstracts, evidence of bonus and rental payments), maps, surveys and data sheets.

The assets are undeveloped oil and gas leasehold acreage located in northern Colorado, in Weld County covering approximately 4,494 gross acres and 3,157 net acres. The operating area is rural and free of development. Access to the leases is by paved and dirt country roads and private road access. Approximately 70% of the net leasehold is held under fee leases, with the remaining 30% held under State of Colorado leases. Prairie does not hold any interest in federal oil and gas leases. All of the acreage is held by crude oil and natural gas leases with varying expiration dates, some with options to extend ranging from 1 to 4 years. The fee leases are burdened with total royalties of 25%. The State of Colorado leases are burdened with total royalties of 22.5%. The leases can be held indefinitely by production. Unless production is established within the spacing units covering the undeveloped acreage, the leases for such acreage will eventually expire. There are no lease expirations prior to July 23, 2025.

The Exok Assets are located in and around wells drilled in both the Niobrara Shale and the Codell Sandstone formations within the D-J Basin. While production activities in the D-J Basin date back to the 1970s, production within the D-J Basin has increased rapidly since the horizontal drilling boom in 2009, with both the Niobrara and Codell formations contributing to this activity. Within the D-J Basin operating area, there are over 1,300 legacy vertical wells, with Noble Energy, Inc. (now Chevron Corporation), Civitas Resources, Inc., EOG Resources, Inc. and Samson Energy Company, LLC operating a substantial number of such wells.

The primary drilling objective in this area is crude oil production from the fractured Codell and Niobrara formations. The area has seen a renewed interest in drilling activity over the past decade in conjunction with drilling success in the Niobrara in the D-J Basin on the front range of Colorado. Active operators in the area have included Noble Energy, Inc. (now Chevron Corporation), Civitas Resources, Inc., EOG Resources, Inc., Samson Energy Company, LLC and others. There is ample takeaway infrastructure in place within several miles of the Exok Assets, including multiple midstream operators such as Summit Midstream Partners LP, Outrigger Energy II LLC, Rimrock Energy Partners LLC and Roaring Fork Midstream LLC.

Pursuant to the Exok Agreement, the Company has the option to purchase, from the Closing Date until the later of (x) the date that is ninety (90) days following the Closing Date and (y) August 15, 2023, approximately 20,327 net mineral acres in, on and under approximately 32,695 additional gross acres from Exok for a purchase price of $22,182,000, payable in (a) $18,000,000 in cash and (b) $4,182,000 in total equity consideration, consisting of (1) a number of shares of Common Stock equal to the quotient of $4,182,000 divided by the volume weighted average price for shares of Common Stock for twenty (20) consecutive trading days ending on the date such option is exercised by the Company and (2) an equal number of warrants to purchase shares of Common Stock (the “Exok Option”).

On August 14, 2023, Prairie LLC exercised the Exok Option and purchased oil and gas leases, including all of Exok’s right, title and interest in, to and under certain undeveloped oil and gas leases located in Weld County, Colorado, together with certain other associated assets, data and records, consisting of approximately 20,328 net mineral acres in, on and under approximately 32,695 gross acres from Exok. The Company paid $18.0 million in cash to Exok and issued equity consideration to certain affiliates of Exok, consisting of (i) 670,499 shares of Common Stock and (ii) Exok Warrants providing the right to purchase 670,499 shares of Common Stock at $7.43.

To fund the Exok Option Purchase, the Company entered into a securities purchase agreement with the Series E PIPE Investor on August 15, 2023, pursuant to which the Series E PIPE Investor agreed to purchase, and the Company agreed to sell to the Series E PIPE Investor, for an aggregate of $20.0 million, securities consisting of (i) 39,614 shares of Common Stock, (ii) 20,000 shares of Series E Preferred Stock and (iii) Series E PIPE Warrants to purchase 8,000,000 shares of Common Stock, in a private placement.

The Exok Option Purchase and the Series E PIPE closed on August 15, 2023.

The Company is currently applying for permits to begin drilling. We expect to begin drilling in the first quarter of 2024, subject to receiving approvals for the requisite permits and obtaining sufficient financing.

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Summary of Our Possible Reserve Estimates

The Company’s estimated possible reserves as of August 1, 2023, as shown in the following table, have been prepared by Collarini Energy Experts, an independent Petroleum Reserve Evaluation Firm, in accordance with the Society of Petroleum Engineers’ Petroleum Resources Management System guidelines and guidelines established by the SEC, utilizing NYMEX Strip Pricing as of July 31, 2023. A copy of Collarini’s reserve report as of August 1, 2023 is included as an exhibit to this Registration Statement.

Reserve Category	Formation	Well Count	Net Oil (MBbl)	Net Gas (MMCF)	Net NGL (MGal)	Net Equiv. (MBoe)	PV10 ($000s)
POSS
	Codell	148	45,947	99,806	15,852	78,434	641,081
	Niobrara	264	96,688	338,511	53,766	206,873	1,722,856
Total		412	142,635	438,318	69,618	285,306	2,363,937

Note: PV-10 is a non-GAAP financial measure. PV-10 is derived from the Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”), which is the most directly comparable GAAP financial measure for proved reserves. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10%. We believe that the presentation of PV10 is relevant and useful to our investors as supplemental disclosure to the standardized measure, or after-tax amount, because it presents the discounted future net cash flows attributable to our possible reserves before considering future corporate income taxes and our current tax structure. While the standardized measure is dependent on the unique tax situation of each company, PV10 is based on prices and discount factors that are consistent for all companies. Our possible reserves were derived from wells of offset operators in the same development area. We have shown possible reserves as we will not have proven reserves until our development plan commences.

Preparation of reserves estimates.

Collarini is a registered d.b.a of Collarini Energy Staffing Inc., a Louisiana S Corporation registered in Louisiana in 1995. It employs petroleum engineers, geoscientists and other experienced professionals. The report was prepared under the direction of Collarini’s Chairman and Project Supervisor, Reserves and Economics Expert, Cheryl Collarini, P.E. Ms. Collarini holds a B.S. in civil engineering from Massachusetts Institute of Technology and an MBA from the University of New Orleans, is a registered professional engineer in the state of Louisiana (License #PE.0022246) and has approximately 50 years of experience in production engineering, reservoir engineering, acquisitions and divestments, field operations and management. Ms. Collarini is a member of the Society of Petroleum Engineers, the Society of Women Engineers, and the Houston Producers’ Forum. She is also a member of the Advisory Board of the University of Houston’s Petroleum Engineering Department. Ms. Collarini meets or exceeds the education, training and experience requirements set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. Ms. Collarini is proficient in judiciously applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserves definitions and guidelines.

Bryan Freeman, our Executive Vice President of Operations, works closely with our independent reserve engineers to ensure the integrity, accuracy and timeliness of data furnished to our independent reserve engineers in their preparation of reserve estimates. Mr. Freeman is primarily responsible for overseeing the preparation of both our internal and external reserve estimates. Mr. Freeman is responsible for reservoir engineering, is a qualified reserve estimator and auditor and is primarily responsible for overseeing our independent reserve engineers during the preparation of our external reserve estimates. His professional qualifications meet or exceed the qualifications of reserve estimators and auditors set forth in the “Standards Pertaining to Estimation and Auditing of Oil and Natural Gas Reserves Information” promulgated by the Society of Petroleum Engineers. His qualifications include a Masters and Bachelor of Science degrees in Engineering from University of Texas; a member of the Society of Petroleum Engineers; and more than 19 years of practical experience in estimating and evaluating reserve information with more than 10 of those years overseeing estimating and evaluating reserves. For additional discussion of Mr. Freeman’s qualifications, please see Mr. Freeman’s biography in the section entitled “Management.”

Our independent reserve engineers were selected for their historical experience and geographic expertise in engineering similar resources. Under SEC rules, possible reserves are reserves which, by analysis of geoscience and engineering data, are those additional reserves that are less certain to be recovered than probable reserves. When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates. Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project. Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves. The technical and economic data used in the estimation of our possible reserves include, but are not limited to, lease positions, estimated working and net revenue interests, indicative drilling and completion costs, facility and pipeline costs, expected operating expenses and schedules for proposed drilling and permitting, as well as regional production, well information and directional surveys from the Enverus PRISM data service. Our independent reserve engineers use this technical data, together with standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis and analogy. The reserve volumes and their respective classifications and categorizations were estimated by performance methods, volumetric methods, analogy, or combination of methods. Performance methods generally included decline-curve analysis and material balance analysis where representative data was available. Volumetric estimates generally included a combination of geological and engineering interpretations, while analogy methods included reserve estimates from historical performance of similar wells and reservoirs in the field or nearby fields.  Regional production, well information, and directional surveys were sourced from Enverus PRISM data service.

We maintain adequate and effective internal controls over our reserve estimation process as well as the underlying data upon which reserve estimates are based. The primary inputs to the reserve estimation process were technical information, financial data, ownership interest and third-party production data. The reserve estimates prepared by our independent reserve engineers were reviewed and compared to our internal estimates by Mr. Freeman and our technical staff. Material reserve estimation differences were reviewed between our independent reserve engineers and us, and additional data was provided to address the differences. If the supporting documentation did not justify additional changes, our independent reserve engineers reserves were accepted.

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The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil, natural gas and NGLs that are ultimately recovered. See “Risk Factors—Our estimated natural gas, NGL and oil reserve are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in the reserve estimates or the underlying assumptions will materially affect the quantities and present value of our reserves.” for more information.

Cryptocurrency Mining

During 2022, the Company participated in mining pools that pool the resources of groups of miners and split cryptocurrency rewards earned according to the “hashing” capacity each miner contributes to the mining pool. Cryptocurrency mined by the Company has historically been held short-term and sold to fund operations. As described further in the table provided below, the Company earned approximately 19 Bitcoin, net of fees, from its mining operations during the fourth quarter of 2021 and first half of 2022. Substantially all such Bitcoin was sold during the second quarter of 2022 in order to fund operations. The average period between receipt of crypto assets and the subsequent sale date from October 2021, when the Company began holding cryptocurrency, to December 2022, when the Company sold the last of its cryptocurrency, was 136 days. Historically, the Company’s liquidity and value of its Bitcoin held was subject to the risks associated with the volatility in Bitcoin pricing. The Company ceased its cryptocurrency mining operations in mid-2022 and began the process to reinitiate such operations upon the entering of the Master Services Agreement in March 2023 as described below.

The Company measures its operations by the number and U.S. Dollar (US$) value of the cryptocurrency rewards it earns from its cryptocurrency mining activities. The following table presents additional information regarding our cryptocurrency mining operations:

	Quantity of Bitcoin	US$ Amounts
Balance September 30, 2021	—	$—
Revenue recognized from cryptocurrency mined	6.7	369,804
Mining pool operating fees	(0.1)	(7,398)
Impairment of cryptocurrencies	—	(59,752)
Balance December 31, 2021	6.6	$302,654
Revenue recognized from cryptocurrency mined	8.3	343,055
Mining pool operating fees	(0.2)	(6,868)
Impairment of cryptocurrencies	—	(106,105)
Balance March 31, 2022	14.7	$532,736
Revenue recognized from cryptocurrency mined	4.6	166,592
Mining pool operating fees	(0.1)	(3,428)
Proceeds from the sale of cryptocurrency	(18.9)	(564,205)
Realized loss on the sale of cryptocurrency	—	(131,075)
Impairment of cryptocurrencies	—	(34)
Balance June 30, 2022 (1)	0.3	$586
Revenue recognized from cryptocurrency mined	0.3	7,955
Mining pool operating fees	—	(156)
Impairment of cryptocurrencies	—	(1,035)
Balance September 30, 2022 (1)	0.6	$7,350

Revenue recognized from cryptocurrency mined	—	—
Mining pool operating fees	—	—
Proceeds from the sale of cryptocurrency	(0.6)	(11,203)
Realized gain on the sale of cryptocurrency	—	3,853

Balance December 31, 2022 (1)	—	$—

(1)	After June 30, 2022 and through December 31, 2022 the Company did not receive meaningful cryptocurrency awards nor generate meaningful revenue from cryptocurrency mining.

On March 2, 2023, the Company entered into the Master Services Agreement with Atlas and began the process of reinitiating its cryptocurrency mining operations. Currently, we generate all our revenue through our cyptocurrency mining activities from assets we acquired in the Merger. We currently do not expect to receive rewards in the form of cryptocurrency in the future. We do not own, control or take custody of Bitcoin, and we currently do not have any policies regarding how long the Company holds any crypto assets it receives as payment or when the Company will sell any such received crypto assets. Atlas, our service provider, retains all Bitcoin rewards, deducts a hosting service fee from the monthly total mined currency produced by our miners and remits the net mined currency to us in cash. We currently do not intend to mine crypto assets other than Bitcoin. The Company currently does not have, and does not intend to enter into, any agreements with mining pool operators.

All of our miners were manufactured by Bitmain, and incorporate application-specific integrated circuit chips specialized to solve blocks on the Bitcoin blockchains using the 256-bit secure hashing algorithm in return for Bitcoin cryptocurrency rewards. At May 3, 2023, the assets acquired by the Company in the Merger included 606 Bitmain S19 XP miners for which deposits had been made and were located in Asia. On May 31, 2023, the Company paid a shipping fee of $54,000 and the miners were delivered to the Company on June 17, 2023. All of the miners are newly manufactured. Upon delivery of the last batch of products to the Company on June 17, 2023, the Bitmain Agreement terminated pursuant to its terms.

Factors Affecting Profitability

Our business is heavily dependent on the market price of Bitcoin. The prices of cryptocurrencies, specifically Bitcoin, have experienced substantial volatility and dropped throughout 2022 and Bitcoin reached its lowest price since December 2020 in late 2022. As of June 30, 2023, the market price of Bitcoin was $28,478, which reflects a decrease of approximately 40% from the beginning of 2022, and a decrease of approximately 58% from its all-time high of approximately $67,000. Further affecting the industry, and particularly for the Bitcoin blockchain, the cryptocurrency reward for solving a block is subject to periodic incremental halving. Halving is a process designed to control the overall supply and reduce the risk of inflation in cryptocurrencies using a Proof-of-Work consensus algorithm. At a predetermined block, the mining reward is cut in half, hence the term “halving.” For Bitcoin the reward was initially set at 50 Bitcoin currency rewards per block. The Bitcoin blockchain has undergone halving three times since its inception as follows: (1) on November 28, 2012 at block 210,000; (2) on July 9, 2016 at block 420,000; and (3) on May 11, 2020 at block 630,000, when the reward was reduced to its current level of 6.25 Bitcoin per block. While a precise date for the next halving of the Bitcoin blockchain is not known, based on industry data, we anticipate this to occur in the first half of 2024 at block 840,000, when the reward will be reduced to 3.125 Bitcoin per block. This process will reoccur until the total amount of Bitcoin currency rewards issued reaches 21 million and the theoretical supply of new Bitcoin is exhausted, which is currently estimated to occur in 2140. While Bitcoin prices have historically increased around these halving events, which increases in price have correspondingly mitigated the decrease in mining reward, there is no guarantee that the price change would be favorable or would compensate for the reduction in mining reward. If a corresponding and proportionate increase in the trading price of Bitcoin or a proportionate decrease in mining difficulty does not follow these anticipated halving events, the revenue we earn from our bitcoin mining operations would see a corresponding decrease. Many factors influence the price of Bitcoin, and potential increases or decreases in prices in advance of, or following, a future halving is unknown.

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In addition to the market price of Bitcoin, the price of electricity can impact the profitability of Bitcoin mining operations. We use special cryptocurrency mining computers to solve complex cryptographic algorithms to support the Bitcoin blockchain and, in return, received Bitcoin as our reward through the third quarter of 2022 and beginning in March 2023, we receive the dollar value of Bitcoin net of costs as our reward. Miners measure their processing power, which is known as “hashing” power, in terms of the number of hashing algorithms solved per second, which is the miner’s “hash rate.” A miner with a higher hash rate consumes more electricity to run than a miner with a lower hash rate. The “hash rate” of our miners averaged 34.94PH during the three months ended June 30, 2023.

Adverse movements in Bitcoin market price, electricity costs and “hash rate” can result in decreased cryptocurrency mining revenue and increased cryptocurrency mining costs, each of which has had a material adverse effect on our business, financial condition and results of operations for certain periods, most notably in June 2022 when we decided to pause Bitcoin mining activities due to an inability to source power at rates that would justify ongoing mining activity during that period. After entering into the Master Services Agreement and relocating our miners to the Atlas facility, we re-initiated Bitcoin mining activities in 2023. We continue to monitor the economic benefits and risks of our cryptocurrency mining operations and may reduce or pause such operations from time to time, or may exit such operations altogether, if we determine that such operations are no longer beneficial to the Company.

The term “hashing” power also relates to the total Bitcoin network’s mining difficulty of a given blockchain. When a new blockchain is launched, it sets a specific time frame to produce new blocks. If new miners join the network or performance of miners increases, the hash rate goes up, and blocks are mined faster than the set time. In such cases, the network increases the mining difficulty. The inverse is also true – if there are fewer miners, the hash rate decreases, blocks take longer to mine and the difficulty is lowered. When the Bitcoin network’s difficulty goes up, it takes every mining machine longer and requires more “hashing” power to maintain the same level of mining profits. We do not control nor attempt to forecast the Bitcoin network’s difficulty or the resulting network “hashing” rate. In general, the Bitcoin network hash rate has increased over time due to both additional miners coming online as well as increased efficiencies in mining technology. For the second quarter of 2023, the average hash rate of the Bitcoin network was approximately 356.8 EH/s. For the twelve-month period ended November 1, 2023, the average hash rate of the Bitcoin network was approximately 339.59 EH/s. The following graph shows the Bitcoin network hash rate for the twelve months ended November 1, 2023, according to Blockchain.com:

The Company’s cost to earn a Bitcoin is predominantly driven by the cost of power or electricity which fluctuates based on many factors, including the impacts of weather and the price of natural gas. Through the third quarter of 2022, the Company paid the prevailing market rate for power without the benefit of a fixed cost. The price of natural gas can be volatile and increased substantially from the beginning of 2022 through the end of the year which increased the Company’s cost of power. This increase when coupled with the decrease in the price of Bitcoin throughout 2022 resulted in decreased cryptocurrency mining revenue, increased cryptocurrency mining costs and negative operating margins all of which had a material adverse effect on our business, financial condition and results of operations leading to the Company’s cessation of cryptocurrency mining operations in mid-2022.

In March 2023 and as described below, we entered into a Master Services Agreement with Atlas and began the process to reinitiate our cryptocurrency mining operations. Through this contract, we sought to normalize our mining costs and agreed to pay Atlas a flat fee of $20.00 per miner to cover set-up costs and thereafter pay a monthly fee to Atlas for the quantity of electricity consumed by the miners at a rate of $0.08 per kWh. As such, the Company’s per unit cost of electricity is currently fixed through the term of the contract which expires on March 2, 2025. However, the cost that Atlas is required to pay its electricity provider may not be fixed and could be greater than $0.08 per kWh or $80 per MW. In such cases, it can and does shut down the Company’s miners thereby reducing both our ability to earn revenue and our electricity costs. There were no such shutdowns during the three months ended June 30, 2023. However, there were six days during the three months ended September 30, 2023 whereby Atlas shut down miners due to its cost of electricity. As such, the Company’s operations continue to have exposure to increased power costs driven by market factors.

Our Bitcoin mining business breaks even so long as it is economically beneficial for us to continue to operate our mining machines, and that is essentially when the mining machines contribute positive cash flow (i.e., when the variable cost to mine one Bitcoin, namely the electricity cost, equals the market price of a Bitcoin). Based on this overarching principle, our assumed cost to mine one Bitcoin is approximately $11,000 on go-forward basis. Such estimate is based on the following inputs: (i) a Bitcoin network hash rate of 344.15 EH/s, which was the approximate network hash rate as of April 14, 2023, the date we reinitiated our Bitcoin mining business, according to Blockchain.com and is also a close approximation to both the average Bitcoin network hash rate of 356.8 EH/s for the three months ended June 30, 2023 and the trailing twelve month average Bitcoin network hash rate of 339.59 EH/s as of November 1, 2023, according to Blockchain.com; (ii) our average mining machine energy consumption at 31.26 joules/terahash, which represents the average mining machine energy consumption as of June 30, 2023; and (iii) electricity cost at $0.08 kWh, which is the contracted price we pay per kWh under the Master Services Agreement. We believe using the April 14, 2023 hash rate, which also reflects an approximate network hash rate in the second quarter of 2023 as well as over the past year, is appropriate currently and we will continue to monitor historical rates and reassess the network hash rate used in our breakeven forecast going forward. As a result, $11,000 represents our “shutdown Bitcoin price” for our Bitcoin mining business, indicating that as long as the Bitcoin price is higher than $11,000 on average, we would continue to operate our mining machines and such operation would be economically beneficial to us.

As of June 30, 2023, we have invested approximately $12 million to acquire our miners. We paid for these miners in cash and have not historically financed the miners and do not have any current plans to finance miners we may purchase in the future. Our mining equipment is expected to have a useful life of 2 to 5 years and $132,851 of depreciation was recognized with respect to our miners for the quarter ended June 30, 2023. Since all of our mining equipment is fully paid and the AR Debentures were fully extinguished on October 13, we do not have debt or financing costs to allocate to our breakeven analysis.

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During the second quarter of 2023, our operating cost was $14,872 per Bitcoin. Our operating costs during this period reflected inefficiencies related to re-initiating our mining operations and continued deployment of additional miners into Atlas’ facility that are not expected to recur in subsequent periods. Despite these operating costs being higher than our assumed costs, our Bitcoin mining operations were still profitable due to the price of Bitcoin far exceeding our “shutdown Bitcoin price.” Further, since the Company brought the remaining miners online at the end of June 2023, average operating costs per Bitcoin have been lower than the average costs in the second quarter of 2023 and in line with our expectations.

A breakeven analysis of the Company’s Bitcoin mining operations in terms of one Bitcoin for the second quarter of 2023 and key inputs for our breakeven forecast follows:

Average Second Quarter 2023
Bitcoin price	$28,053
Power cost per Bitcoin	(14,872)
Operating margin per Bitcoin	$13,181

Key inputs to power cost:
Approximate average network hash rate (EH/s)	356.8
Average energy consumption per miner (watts) (1)	3,098
Electricity cost ($ per kWh)	$0.08
Approximate average energy consumption per Bitcoin (kWh)	185,900

(1) This value represents the weighted average energy consumption per miner. This is a rated value as measured by the manufacturer of our miners, Bitmain.

Our electricity costs are determined by multiplying the price per kWh by the number of hours in the month by the metered rated power consumption of our miners hosted by Atlas. The more miners we have hosted by Atlas, the higher our electricity costs in total are. Conversely, when the price of electricity rises to the point where Atlas shuts off our miners, we experience lower electricity costs. The cost of electricity under the Master Services Agreement ranged from a low of $9,772 per Bitcoin to a high of $34,123 per Bitcoin for the second quarter of 2023.

The average trading price of Bitcoin for the second quarter of 2023 was $28,053. Our cash costs averaged $14,872 per Bitcoin in this period and was solely from the power cost of $0.08 per kWh. On average, our miners used 185,900 kWh to mine one Bitcoin. There were no set-up or other costs under the Master Services Agreement incurred during this period. This resulted in an average operating margin of $13,181 per Bitcoin during the second quarter of 2023. This cost is based on the following factors: (i) the average Bitcoin network hash rate of approximately 356.8 EH/s in the second quarter of 2023 (446.4 EH/s as of October 30, 2023), (ii) our average mining machine energy consumption of 3,098 watts, and (iii) electricity cost of $0.08 per kWh. As a result, the Company’s average breakeven cost to mine one Bitcoin in the second quarter of 2023 was equal to $14,872 per Bitcoin. We experienced some inefficiencies in the second quarter of 2023, such as beginning operations on April 14, 2023, that affected results for this quarter. We do not expect such inefficiencies to occur in future quarters.

Recent industry-wide developments, including the continued industry-wide fallout from the recent Chapter 11 bankruptcy filings of cryptocurrency exchange FTX (including its affiliated hedge fund Alameda Research), crypto hedge fund Three Arrows, crypto miners Compute North and Core Scientific and crypto lenders Celsius Network, Voyager Digital and BlockFi are beyond our control. We are not directly affected by these recent incidents, as we do not have any counterparty credit exposure to the above-mentioned firms nor expect their potential bankruptcy to have any direct impact on our business or operations. We do not believe that our share price has been adversely affected by such incidents since June 30, 2023, but likely was adversely impacted in 2022 and the first half of 2023. The Company has no exposure to any of the cryptocurrency market participants that recently filed for Chapter 11 bankruptcy or any other counterparties, customers, custodians or other participants in crypto asset markets, or who are known to have experienced excessive redemptions, suspended redemptions, withdrawals of crypto assets or have crypto assets of their customers unaccounted for or material corporate compliance failures; and the Company does not have any assets, material or otherwise, that may not be recovered due to these bankruptcies or excessive or suspended redemptions. The price of Common Stock may still not be immune to unfavorable investor sentiment resulting from these recent developments in the broader cryptocurrency industry and you may experience depreciation of the price of Common Stock.

Master Services Agreement – Atlas

On March 2, 2023, the Company entered into the Master Services Agreement with Atlas pursuant to which Atlas will provide the Company with cryptocurrency mining services for the Company’s cryptocurrency miners at its facility in North Dakota for a term of two years. The Company has approximately 750 miners at the Atlas Facility and approximately 600 additional miners were shipped to the Company and deployed to the Atlas Facility on June 28, 2023.

Under the Master Services Agreement, the Company agreed to pay an initial flat fee of $20.00 per miner to cover set-up costs and thereafter pay a monthly fee to Atlas for the quantity of electricity consumed by the miners at a rate of $0.08 per kWh. Under the Master Services Agreement, the Company’s electricity costs are determined by multiplying the price per kWh by the number of hours in the month by the metered rated power consumption of the Company’s miners hosted by Atlas. In exchange for such payment, Atlas hosts the miners at its North Dakota facility, including providing rack space, electrical power, internet connectivity, physical security, installation, configuration and monitoring of the miners for any downtime, with a guarantee to maintain a minimum of 95% uptime for all of our miners, not including any power outages or other force majeure events.

The electricity fee is invoiced monthly, within five (5) business days following the end of each calendar month. Any mined cryptocurrency produced by the Company’s miners is deposited directly to wallets in the custody and control of Atlas on a daily basis. In exchange, the Company receives a corresponding credit to its account on a daily basis for any mined cryptocurrency that was deposited to the wallets in the custody and control of Atlas. The Company does not maintain any cryptocurrency assets or wallets and does not take possession of any cryptocurrency mined. Instead, Atlas maintains an account for the credit of the Company. Within five (5) business days following the end of each calendar month, Atlas first deducts the electricity fee from the monthly total mined currency produced by the miners, and then remits to the Company the net mined currency in cash. As a result, the Master Services Agreement does not contain any contractual arrangements for Atlas to store the Company’s crypto assets and does not address any security precautions Atlas is required to undertake, any inspection rights the Company has or what type of insurance Atlas is required to have to protect the Company from loss.

The term of the Master Services Agreement is two years. The Company has the right to terminate the Master Services Agreement if (a) Atlas fails to perform any of its obligations under the Master Services Agreement in any material respect that is not cured within 30 business days of receiving written notice from the Company or (b) Atlas enters into bankruptcy, dissolution, financial failure or insolvency which is not dismissed or otherwise remedied within thirty (30) days.

Atlas has the right to terminate the Master Services Agreement if the Company (a) (i) fails to deliver miners to Atlas; (ii) fails to make any payment(s) when due pursuant to the Master Services Agreement; (iii) breaches any of its representations or warranties in the Master Services Agreement; (iv) violates, or fails to perform or fulfill any covenant or provision of the Master Services Agreement, and any such breach of (a) is not cured within ten (10) business days after receipt of written notice from Atlas; or (b) enters into bankruptcy, dissolution, financial failure or insolvency which is not dismissed or otherwise remedied within thirty (30) days.

Upon expiration or termination of the Master Services Agreement and upon payment of all undisputed amounts owed under the Master Services Agreement, Atlas shall decommission and return all of the Company’s miners to the Company.

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Government Regulation

Cryptocurrency is increasingly becoming subject to governmental regulation, both in the U.S. and internationally. State and local regulations also may apply to our activities and other activities in which we may participate in the future. Numerous regulatory bodies have shown an interest in regulating blockchain or cryptocurrency activities. For example, on March 9, 2022, President Biden signed an executive order on cryptocurrencies. While the executive order does not mandate any specific regulations, it instructs various federal agencies to consider potential regulatory measures, including the evaluation of the creation of a U.S. Central Bank digital currency. Future changes to existing regulations or entirely new regulations may affect our business in ways it is not presently possible for us to predict with any reasonable degree of reliability. As the regulatory and legal environment evolves, we may become subject to new laws and regulation which may affect our mining and other activities. For additional discussion regarding our belief about the potential risks existing and future regulation pose to our business, see the Section entitled “Risk Factors.”

Intellectual Property

We do not currently own any patents in connection with our existing and planned blockchain and cryptocurrency related operations.

Environmental and Occupational Health and Safety Regulations

Our planned oil, natural gas, and NGL exploration and production operations will be subject to stringent federal, regional, state and local laws and regulations regulating worker health and safety, the release or disposal of materials into the environment, or otherwise relating to protection of the environmental and natural resources. These laws and regulations may impose significant obligations on our operations, including the need to obtain permits to conduct drilling or other regulated activities; limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; restrict the types, quantities and concentration of materials that can be released into the environment in the performance of drilling and production activities; apply workplace health and safety standards for the benefit of employees; require remedial activities or corrective actions to mitigate environmental impacts from former or current operations, such as restoration of drilling pits and plugging of abandoned wells; and impose substantial liabilities for pollution or unauthorized releases of hazardous materials resulting from our operations.

The following is a summary of the more significant existing federal environmental and occupational health and safety laws and regulations, as amended from time to time, to which our planned oil, natural gas and NGL operations will be subject to.

●	The Clean Air Act (“CAA”), which restricts the emission of air pollutants from many sources, imposes various pre-construction, operational, monitoring and reporting requirements and has been relied upon by the EPA as authority for adopting climate change regulatory initiatives relating to GHG emissions.

●	The Federal Water Pollution Control Act, also known as the “Clean Water Act,” which regulates discharges of pollutants from facilities to state and federal waters and establishes the extent to which waterways are subject to federal jurisdiction and rulemaking as protected waters of the United States.

●	The Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), which imposes strict liability on generators, transporters, disposers and arrangers of hazardous substances at sites where hazardous substance releases have occurred or are threatening to occur.

●	The Resource Conservation and Recovery Act (“RCRA”), which governs the generation, treatment, storage, transport and disposal of non-hazardous and hazardous wastes.

●	The Oil Pollution Act (“OPA”), which subjects owners and operators of vessels, onshore facilities and pipelines, as well as lessees or permittees of areas in which offshore facilities are located, to strict liability for removal costs and damages arising from an oil spill in waters of the United States.

●	The Safe Drinking Water Act (“SDWA”), which ensures the quality of the nation’s public drinking water through adoption of drinking water standards and controlling the injection of waste fluids into below-ground formations that may adversely affect drinking water sources.

●	The Occupational Safety and Health Act (“OSH Act”), which establishes workplace standards for the protection of the health and safety of employees, including the implementation of hazard communications programs designed to inform employees about hazardous substances in the workplace, potential harmful effects of these substances, and appropriate control measures.

●	The Emergency Planning and Community Right-to-Know Act (“EPCRA”), which requires reporting on the storage, use, and release of certain chemicals to federal, state, tribal, and/or local governments to help protect communities from potential risks.

●	The Endangered Species Act (“ESA”), which restricts activities that may affect federally identified endangered and threatened species or their habitats through the implementation of operating restrictions or a temporary, seasonal, or permanent ban in affected areas.

Additionally, Colorado, where our operations are conducted, has analogous environmental and occupational health and safety laws and regulations governing many of these same types of activities. In some cases these regulations may impose additional or more stringent conditions or controls that can significantly restrict, delay or cancel the permitting, development or expansion of our operations or substantially increase the cost of doing business. In 2019, Colorado passed SB 19-181, which changed Colorado Oil & Gas Conservation Commission’s mission from “fostering” oil and gas development to “regulating oil and gas development in a manner than protects public health, safety, welfare, the environment and wildlife resources.” The agency has since promulgated, and continues to develop, a number of rulemakings reflecting that mission change and imposing additional and stricter regulations on oil and natural gas operations throughout the state.

Our operations will also be subject to a variety of local environmental and regulatory requirements, including land use, zoning, building, and transportation requirements. Any failure to comply with these laws, regulations and regulatory initiatives or controls may result in the assessment of sanctions, including administrative, civil, and criminal penalties; the imposition of investigatory, remedial, and corrective action obligations or the incurrence of capital expenditures; the occurrence of restrictions, delays or cancellations in the permitting, development or expansion of projects; and issuance of injunctions restricting or prohibiting some or all of our activities in a particular area.

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The trend in environmental and occupational health and safety laws and regulations over time has been the imposition of increasingly restrictive and limiting regulations on activities that may adversely affect the environment and natural resources or expose workers to injury. If existing regulatory requirements or enforcement policies change or new executive action or regulatory or enforcement initiatives are developed and implemented in the future, we may be required to make significant, unanticipated capital and operating expenditures which could have a material adverse impact on our financial condition or results of operations.

Additionally, the federal OSH Act and analogous state occupational safety and health laws that impose rigorous standards to prevent or mitigate workers’ exposure to injury will require us to organize information about materials, some of which may be hazardous or toxic, that are used, released or produced in our planned oil, natural gas, and NGL exploration and production operations. Moreover, the OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require that information be maintained concerning hazardous materials used or produced in our operations and that this information be provided to employees, state, local and other applicable government authorities and citizens.

Employees

As of August 21, 2023, we have ten employees. We have never experienced a work stoppage, and believe we maintain positive relationships with our employees.

Facilities

Our primary office is located at 602 Sawyer Street, Suite 710, Houston, Texas 77007.

Legal Proceedings

The Company is not involved in any disputes and does not have any litigation matters pending which the Company believes could have a materially adverse effect on the Company’s financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our Company, our Common Stock, any of our subsidiaries or of our Company’s or our Company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

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